                        PRESS RELEASE
9 Meters Biopharma, Inc. Announces Immuno-Oncology Collaboration with Gustave Roussy for NM-102, a Gut Microbiome Modulator

-Collaboration builds upon previous positive preclinical data warranting further investigation of NM-102, a potential novel therapy to enhance immune checkpoint inhibitor effect-

-IND-enabling pathway for NM-102 underway with indication selection anticipated in 2022-

-Composition of matter patent recently issued for NM-102, a unique gut-selective peptide-

RALEIGH, NC / ACCESSWIRE / November 10, 2021 / 9 Meters Biopharma, Inc. (NASDAQ: NMTR) (the "Company"), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases by studying unique GI biology, today announced a collaboration agreement with Gustave Roussy, a leading cancer center in Villejuif, France, using 9 Meters’ small molecule tight junction microbiome modulator NM-102. NM-102 is presumed to prevent gut microbial metabolites and antigens from trafficking into systemic circulation.

This collaboration adds to an initial 14-month preclinical research project initiated in March 2019, which focused on the relationship between intestinal microbiome composition and systemic responses to cancer treatments such as chemotherapy and immune checkpoint inhibitors (ICIs). Specifically, the work tested the hypothesis that the therapeutic effect of ICIs, such as antibodies to CTLA-4 and PD-1, might be affected by preventing bacterial antigens, toxins and certain metabolites in the gut from interacting with the host immune system via NM-102’s posited role in preventing gut microbial matter from entering systemic circulation.

These studies showed that NM-102 was effective both when alone and when combined with ICIs in a transgenic mouse model of spontaneous aggressive skin melanoma. Furthermore, the combination of NM-102 with ICIs improved survival compared to ICIs alone.

“We look forward to furthering this collaboration to investigate how our novel peptide, NM-102, can play a role in the immunomodulation of the gut microbiome for patients who respond poorly to immune checkpoint inhibitors,” said John Temperato, President and Chief Executive Officer of 9 Meters. “We are also pleased to have recently received a composition of matter patent from the US Patent Office for this unique gut-selective peptide.”

Gustave Roussy is launching the Clinicobiome, a clinical and translational research program aimed at developing microbiota-centered interventions in cancer patients exhibiting gut dysbiosis. The collaboration with 9 Meters and its small molecule tight junction modulators will even further strengthen this long-lasting endeavor.

Under the terms of the collaboration agreement, Gustave Roussy will investigate how tumors in preclinical models may effect intestinal integrity and in turn compromise the fitness of the host’s immune system and its capacity to respond to ICIs. Further work is planned to decipher the mechanism of NM-102 and its effects on intervening on the epithelial layer of the GI tract, as

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well as its potential translation to ICI efficacy in preclinical cancer in vivo models. The Company intends to move forward with an IND-enabling pathway.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases by studying unique GI biology. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome (SBS); larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and several other early-stage assets.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

About Gustave Roussy

Classed as the leading European Cancer Centre and the fifth on the world stage, Gustave Roussy is a centre with comprehensive expertise and is devoted entirely to patients suffering with cancer. The Institute is a founding member of the Paris Saclay Cancer Cluster. It is a source of diagnostic and therapeutic advances. It caters for almost 50,000 patients per year and its approach is one that integrates research, patient care and teaching. It is specialized in the treatment of rare cancers and complex tumors and it treats all cancers in patients of any age. Its care is personalized and combines the most advanced medical methods with an appreciation of the patient’s human requirements. In addition to the quality of treatment offered, the physical, psychological and social aspects of the patient’s life are respected. 3,200 health professionals work on its two campuses: Villejuif and Chevilly-Larue. Gustave Roussy brings together the skills, which are essential for the highest quality research in oncology: a quarter of patients treated are included in clinical trials.

For further information: www.gustaveroussy.fr/en, Twitter, Facebook, LinkedIn, Instagram

Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: reliance on research and development partners; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; risks related to the inability of the Company to obtain sufficient additional capital
SOURCE: 9 Meters Biopharma

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to continue to advance these product candidates and its preclinical programs; reliance on collaborators; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended June 30, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contacts:
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media Contact:
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Investor Contact:
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577

SOURCE: 9 Meters Biopharma